PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED May 7, 2007)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-140737

Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated May 7, 2007 relating to the resale by Kingsbridge Capital Limited, or Kingsbridge, of up to 6,058,820 shares of our common stock.

This prospectus supplement should be read in conjunction with the prospectus dated May 7, 2007 which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended)”.

We are filing this prospectus to reflect a draw down by us pursuant to the common stock purchase agreement by and between us and Kingsbridge, dated December 19, 2006.

The table appearing under the caption “Selling Stockholder” on page 19 of the prospectus is hereby supplemented by adding the following to the end of footnote 2 to that table:

“Since May 7, 2007, we have made the following draw downs pursuant to the common stock purchase agreement:

On July 10, 2007, we delivered notice to Kingsbridge to effect a draw down of up to $1,389,600. The first trading day of the eight-day pricing period for this draw down was July 11, 2007, and, in connection with this draw down, on July 17, 2007 and July 23, 2007, we issued an aggregate of 462,195 shares of our common stock to Kingsbridge at an aggregate purchase price of $1,389,600.”

Our common stock is quoted on the NASDAQ Global Market under the symbol “FVRL.” The prices at which Kingsbridge purchased these shares from us were established under the common stock purchase agreement by reference to prices of our common stock on the NASDAQ Global Market for the period beginning July 11, 2007 and ending July 20, 2007, net of a discount of 10% per share. On July 20, 2007, the last reported sale price of our common stock on the NASDAQ Global Market was $3.24 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS AND UNDER “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” IN OUR MOST RECENT FORM 10-K OR FORM 10-Q THAT HAS BEEN FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THAT IS INCORPORATED BY REFERENCE INTO THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 24, 2007.